FOR IMMEDIATE RELEASE

INHIBITEX PROVIDES UPDATE ON ITS STAPH VACCINE, FV-100
AND INX-189 DEVELOPMENT PROGRAMS

- Pfizer Initiates Phase I Study of Vaccine to Prevent Staph Infections -
- DSMB Recommends Phase II Trial of FV-100 Continue as Designed -
- IND-Enabling Preclincial Studies of INX-189 Complete -

ATLANTA, GA – January 11, 2010 — Inhibitex, Inc. (Nasdaq: INHX) today announced that its collaborator, Pfizer, Inc., has initiated patient recruitment for 408-patient, randomized, double-blind Phase I clinical trial to evaluate the safety, tolerability, and immunogenicity of three ascending dose levels of a 3-antigen Staphylococcus aureus (S. aureus) vaccine (SA3Ag) in healthy adults. The SA3Ag vaccine contains an antigen originating from the Company’s MSCRAMM® protein platform. The Company licensed its MSCRAMM® protein platform to Wyeth (acquired by Pfizer in 2009) on an exclusive worldwide basis for the development of active vaccines against staphylococcus in 2001. Pfizer is responsible for all clinical development, manufacturing and marketing of the vaccine. Inhibitex is eligible to receive a payment upon the achievement of this and future regulatory milestones, as well as royalties on future net sales.

In addition to announcing the initiation of this Phase I vaccine study, the Company also provided an update on the status of FV-100, a highly potent oral antiviral compound in Phase II clinical development for the treatment of herpes zoster (shingles), and INX-189, a nucleotide polymerase inhibitor in late preclinical development for the treatment for chronic infections caused by hepatitis C virus (HCV).

FV-100

The independent Data Safety Monitoring Board (DSMB) responsible for reviewing data from the Company’s ongoing Phase II clinical trial of FV-100 met, as scheduled, in early December after the Company had provided it with complete 30-day follow-up data on the first quartile of patients enrolled in the trial. Based upon its review, the DSMB unanimously recommended that the trial should continue, as originally designed, without modification. The Company anticipates that an interim analysis of the complete 30-day follow-up data on the first half (50%) of patients enrolled in the trial will be completed in the first quarter of 2010. Further, the Company anticipates completing enrollment in and having top-line data available from this trial in the second half of 2010.

The Phase II trial is a well-controlled, double-blind study comparing two arms of FV-100 to an active control (valacyclovir). The Company plans to enroll and randomize approximately 350 patients, aged 50 years and older, equally to one of three treatment arms: 200 mg FV-100 administered once daily; 400 mg FV-100 administered once daily; and 1,000 mg valacyclovir administered three times per day. In addition to further evaluating its safety, the objectives of the trial are to evaluate the potential therapeutic benefit of FV-100 in reducing the severity and duration of shingles-related pain, the incidence of post herpetic neuralgia (PHN), and the time to lesion healing.

INX-189

The Company has completed the requisite Good Laboratory Practices (GLP) preclinical studies to support the filing of an investigational new drug application (IND) for INX-189. Based on the results of these studies, the Company continues to anticipate filing an IND and, subject to FDA review, initiating a Phase I clinical trial of INX-189 in the first half of 2010.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on developing products to treat serious infectious diseases. The Company’s pipeline includes FV-100 for the treatment of shingles and INX-189, a nucleotide polymerase inhibitor, for the treatment of chronic hepatitis C infections. The Company has additional HCV nucleotide polymerase inhibitors in preclinical development, and has also licensed the use of its proprietary MSCRAMM® protein technology to Pfizer for the development of staphylococcal vaccines.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than historical facts included in this press release, including statements regarding: the anticipated timing of an interim analysis of the 30-day follow-up data from the first half (50%) of the patients enrolled in the FV-100 Phase II trial; the anticipated time to complete enrollment in and having top-line data available from this trial; the anticipated number of patients the Company plans to enroll in this trial; the anticipated time to file an IND and initiate a Phase I clinical trial of INX-189; and the Company’s eligibility to receive future milestone payments and royalties from Pfizer are forward looking statements. These intentions, expectations, or results may not be achieved in the future and various important factors and risks could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including the risk of: either the Company, the FDA, an investigational review board, or a data safety monitoring board (DSMB) suspending or terminating the clinical development of FV-100 for lack of safety, manufacturing issues or other clinical reasons; FV-100 not demonstrating sufficient efficacy in reducing the incidence and severity of shingles-related symptoms, including acute pain and PHN, to be clinically relevant or commercially viable; the clinical sites participating in the FV-100 Phase II trial not being able to recruit a sufficient number of shingles patients to complete the trial in a timely basis; the results of ongoing or future preclinical or clinical studies of INX-189 not supporting its further development; the Company not obtaining regulatory approval on a timely basis, or at all, to advance the development of INX-189 into clinical trials; Pfizer halting the clinical development of its S. aureus vaccine for any reason; obtaining, maintaining and protecting the intellectual property incorporated into and supporting the commercial viability of the Company’s product candidates; maintaining expenses, revenues and other cash expenditures substantially in line with planned or anticipated levels; and Wyeth not terminating or revising its license agreement with the Company. Further information regarding these factors and risks can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission, or SEC, on March 23, 2009 and its Quarterly Reports on Form 10-Q for the quarter ended September 30, 2009, as filed with the SEC on November 13, 2009. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.

Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.
Contact:
Russell H. Plumb Chief Executive Officer (678) 746-1136 rplumb@inhibitex.com	Lee Stern The Trout Group (646) 378-2922 lstern@troutgroup.com